As filed with the Securities and Exchange Commission on February 2, 2023

Registration Nos. 333-02613

333-11077

333-109139

333-221794

333-250878

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-02613

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-11077

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-109139

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-221794

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-250878

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERIDIAN BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-0888197
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3471 River Hills Drive

Cincinnati, Ohio 45244

(513) 271-3700

(Address, including zip code, of principal executive offices)

F. Mark Reuter, Esq.

Keating Muething & Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Telephone: (513) 579-6469

Facsimile: (513) 579-6457

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

with copies to: Jack Kenny Chief Executive Officer Meridian Bioscience, Inc. 3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700 Facsimile (513) 271-3762	with copies to: Robert Leung Alex Herman Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212)318-6000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Meridian Bioscience, Inc. Corporation, an Ohio corporation (the “Registrant”), to withdraw and remove from registration all of the Registrant’s (i) debt securities, (ii) common stock, no par value (the “Shares”), (iii) preferred stock, no par value per share, (iv) units, (v) depositary shares, (vi) warrants, (vii) stock purchase contracts, and (viii) stock purchase units (together, the “Securities”), remaining unsold under the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-350878 filed with the SEC on November 23, 2020 registering an indeterminate amount of Securities up to an aggregate offering price of $100,000,000;

•	Registration Statement No. 333-221794 filed with the SEC on November 29, 2017 registering an indeterminate amount of Securities up to an aggregate offering price of $100,000,000;

•

Registration Statement No. 333-109139 filed with the SEC on September 26, 2003 registering an indeterminate amount of Securities of the Registrant up to an aggregate offering price of $60,000,000 and 1,000,000 Shares.

•

Registration Statement No. 333-11077 filed with the SEC on August 29, 1996, as amended on September 23, 1996 registering an indeterminate number of Shares of the Registrant as may be issued upon the conversion of $23,00,000 debt securities; and

•	Registration Statement No. 333-02613 filed with the SEC on April 18, 1996, as amended on May 14, 1996 registering 1,840,000 Shares.

On January 31, 2023, pursuant to an Agreement and Plan of Merger, dated as of July 7, 2022, among the Registrant, SD Biosensor, Inc., a corporation with limited liability organized under the laws of the Republic of Korea (“SDB”), Columbus Holding Company, a Delaware corporation (“Parent”), and Madeira Acquisition Corp., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”, and together with SDB and Parent, the “Parent Parties,” and each individually a “Parent Party”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the Ohio General Corporation Law, Merger Sub will merge with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct wholly owned subsidiary of Parent.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all securities that had been registered under the Registration Statements that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on February 2, 2023.

Meridian Bioscience, Inc.

By:	/s/ Jack Kenny
Name: Jack Kenny
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.